    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 20, 2001
                                                      REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              -------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              -------------------

                          SIRIUS SATELLITE RADIO INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              -------------------

           DELAWARE                           4899                     52-1700207
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL       (IRS EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)     IDENTIFICATION NO.)

                              -------------------

                    1221 AVENUE OF THE AMERICAS, 36TH FLOOR
                            NEW YORK, NEW YORK 10020
                                  212-584-5100
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              -------------------

                              PATRICK L. DONNELLY
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                          SIRIUS SATELLITE RADIO INC.
                    1221 AVENUE OF THE AMERICAS, 36TH FLOOR
                            NEW YORK, NEW YORK 10020
                                  212-584-5100
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                              -------------------

                                    COPY TO:
                                PAUL D. GINSBERG
                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                          1285 AVENUE OF THE AMERICAS
                         NEW YORK, NEW YORK 10019-6064
                                  212-373-3000

                              -------------------

    APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this registration statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [x]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                        (continued on next page)

================================================================================

                        CALCULATION OF REGISTRATION FEE

===================================================================================================================
                                                                        PROPOSED     PROPOSED
                                                                        MAXIMUM       MAXIMUM
                TITLE OF EACH CLASS                    AMOUNT           OFFERING     AGGREGATE    AMOUNT OF
                OF SECURITIES TO BE                    TO BE             PRICE       OFFERING    REGISTRATION
                    REGISTERED                       REGISTERED       PER SECURITY     PRICE        FEE(1)
-------------------------------------------------------------------------------------------------------------------
First Tranche Warrants to purchase common stock,
  par value $0.001 per share.......................    525,000            N/A(1)       N/A(1)      N/A(1)
-------------------------------------------------------------------------------------------------------------------
Second Tranche Warrants to purchase common stock,
  par value $0.001 per share.......................  1,050,000            N/A(1)       N/A(1)      N/A(1)
-------------------------------------------------------------------------------------------------------------------
Third Tranche Warrants to purchase common stock,
  par value $0.001 per share.......................    525,000            N/A(1)       N/A(1)      N/A(1)
-------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share(2)........  2,100,000(3)(4)    $7.59(5)   $15,939,000(6)  $3,985
===================================================================================================================

(1) In accordance with Rule 457(g) under the Securities Act, no separate registration fee is payable in respect of the warrants to purchase common stock.

(2) This registration statement also applies to rights under our rights agreement, which are attached to and tradable only with the shares of common stock registered under this registration statement. No registration fees are required for these rights as they will be issued for no additional consideration.

(3) Represents the shares of common stock issuable upon the exercise of the warrants.

(4) In accordance with Rule 416 under the Securities Act, we are also registering an indeterminate number of additional shares of common stock and other securities that may become issuable from time to time in accordance with the adjustment provisions of the warrants.

(5) These shares are to be sold by the Selling Security holders at prices not presently determinable. The offering price is estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) using $7.59, the average of the high and low sales price of the common stock on the Nasdaq National Market on July 19, 2001.

(6) Estimated solely for the purpose of calculating the registration fee under Rule 457(g) of the Securities Act.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE AMENDED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS

                           [SIRIUS SATELLITE LOGO]

            525,000 FIRST TRANCHE WARRANTS TO PURCHASE COMMON STOCK
           1,050,000 SECOND TRANCHE WARRANTS TO PURCHASE COMMON STOCK
            525,000 THIRD TRANCHE WARRANTS TO PURCHASE COMMON STOCK
                        2,100,000 SHARES OF COMMON STOCK

    This prospectus relates to 2,100,000 warrants to purchase our common stock and 2,100,000 shares of our common stock which may be issued upon exercise of these warrants.

    Each warrant may be exercised to purchase one share of our common stock at a price of $29.00 per share.

    The holders of the warrants may offer to sell their warrants and the shares of common stock issuable upon exercise of their warrants from time to time following the effective date of the registration statement. The selling holders will receive all the proceeds from the sale of the warrants and the common stock sold by them. We will receive the proceeds of any exercise of the warrants.

    The warrants are divided into three tranches: 525,000 first tranche warrants, 1,050,000 second tranche warrants and 525,000 third tranche warrants. We issued the warrants on December 27, 2000. The first tranche warrants vested on December 27, 2000, the second tranche warrants vested on March 7, 2001 and the third tranche warrants vested on April 4, 2001. Unless exercised, the warrants will expire ten years after their respective vesting dates.

    Our common stock is traded on the Nasdaq National Market under the symbol 'SIRI.' On July 19, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $7.39.

INVESTING IN OUR WARRANTS AND COMMON STOCK INVOLVES RISK, INCLUDING THE RISKS DESCRIBED IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS. YOU SHOULD CAREFULLY CONSIDER THE IMPORTANT RISK FACTORS SET FORTH IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE INVESTING IN OUR WARRANTS OR COMMON STOCK.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                         ----------------------------

                        Prospectus dated         , 2001

                    TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Special Note Regarding Forward-Looking Statements...........    2
Summary.....................................................    3
Risk Factors................................................    6
Use of Proceeds.............................................    6
Price Range of Common Stock.................................    6
Dividend Policy.............................................    6
Description of the Warrants.................................    7
Book Entry; Delivery and Form...............................   11
U.S. Federal Income Tax Considerations......................   13
Selling Security Holders....................................   15
Plan of Distribution........................................   15
Legal Matters...............................................   17
Experts.....................................................   17
Where You Can Obtain Additional Information.................   17
Incorporation by Reference..................................   17

                              -------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE ON THE DATE OF THIS PROSPECTUS.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    The following cautionary statements identify important factors that could cause our actual results to differ materially from those projected in the forward-looking statements made in this prospectus. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as 'will likely result,' 'are expected to,' 'will continue,' 'is anticipated,' 'estimated,' 'intends,' 'plans,' 'projection' and 'outlook.' Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus and in other reports and documents published by us from time to time, and particularly the risk factors referenced under 'Risk Factors' in this prospectus. Among the significant factors that could cause our actual results to differ materially from those expressed in forward-looking statements are:

     unavailability of radios capable of receiving our service and our dependence on third parties to manufacture and distribute them;

     the potential risk of delay in implementing our business plan;

     unproven market for our service; and

     our need for additional financing.

    The risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Accordingly, you should not place undue reliance on any of these forward-looking statements. In addition, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise or to assess with any precision the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

    Please see the documents identified under 'Where You Can Obtain Additional Information' for a discussion of the factors that affect our business.

                                    SUMMARY

    This summary highlights information contained elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read this entire prospectus carefully and the documents incorporated by reference into this prospectus.

                               ABOUT OUR BUSINESS

    From our three orbiting satellites, we will directly broadcast up to 100 channels of digital-quality radio to vehicles, homes and portable users throughout the continental United States for a monthly subscription fee of $12.95. We will deliver 50 channels of commercial-free music in virtually every genre, and up to 50 channels of news, sports, talk, comedy and children's programming. Sirius' broad and deep range of almost every music format as well as its news, sports and entertainment programming are not available on conventional radio in any market in the United States. We hold one of only two licenses issued by the Federal Communications Commission to operate a national satellite radio system.

    Upon commencing commercial operations, we expect our primary source of revenues will be subscription fees, which we expect will be included in the sale or lease of certain new vehicles. In addition, we expect to derive revenues from directly selling or bartering limited advertising on our non-music channels.

    We have exclusive agreements with Ford Motor Company, DaimlerChrysler Corporation and BMW of North America, LLC that contemplate manufacturing and selling vehicles that include radios capable of receiving our broadcasts. These agreements cover all brands and affiliates of these automakers, including, Ford, Chrysler, Mercedes, BMW, Jaguar, Mazda and Volvo. Our agreement with DaimlerChrysler also makes us the preferred provider of satellite radio in Freightliner and Sterling heavy trucks. In 2000, Ford, DaimlerChrysler and BMW sold or leased approximately 7.5 million vehicles in the continental United States, which was approximately 43% of all new cars and trucks sold or leased in the continental United States last year.

    In addition, in the autosound aftermarket, we expect that radios capable of receiving our broadcasts will be available for sale at various national and regional retailers, such as Best Buy, Circuit City, Tweeter Home Entertainment Group and Good Guys. In 2000, approximately 11 million car radios were sold through consumer electronics retailers.

    We have entered into agreements with numerous consumer electronics manufacturers, including Alpine Electronics Inc., Clarion Co., Ltd., Delphi Delco Electronics Systems, Kenwood Corporation, Matsushita Communication Industrial Corporation of USA, Recoton Corporation, Sony Electronics Inc. and Visteon Automotive Systems, to develop radios capable of receiving our broadcasts. As these radios become available in commercial quantities, they will be sold to automakers for inclusion in new vehicles and consumer electronics retailers for sale in the autosound aftermarket.

    Sirius Satellite Radio Inc. was incorporated in the State of Delaware as Satellite CD Radio, Inc. on May 17, 1990. On December 7, 1992, we changed our name to CD Radio Inc., and we formed a wholly owned subsidiary, Satellite CD Radio, Inc., that is the holder of our FCC license. On November 18, 1999, we changed our name again to Sirius Satellite Radio Inc. Our executive offices are located at 1221 Avenue of the Americas, New York, New York 10020, our telephone number is (212) 584-5100 and our internet address is siriusradio.com. Siriusradio.com is an inactive text reference only, meaning that the information contained on the website is not part of this prospectus and is not incorporated in this prospectus by reference.

                                  THE OFFERING

SECURITIES OFFERED...................  2,100,000 warrants, each to purchase one share of our common stock, and 2,100,000 shares of our common stock issuable
                                       upon the exercise of the warrants. The warrants are divided into three tranches: 525,000 first tranche warrants,
                                       1,050,000 second tranche warrants and 525,000 third tranche warrants.

                                       Holders of the warrants will be entitled to acquire an
                                       aggregate of 2,100,000 shares of our common stock. The
                                       number of shares of our common stock to be issued under the warrants will be adjusted in some cases if we issue
                                       additional shares of common stock, options, warrants or
                                       convertible securities and in some other events.

EXPIRATION DATES.....................  The expiration date for the first tranche warrants is
                                       December 27, 2010, for the second tranche warrants is March
                                       7, 2011 and for the third tranche warrants is April 4, 2011.

EXERCISE.............................  Warrant holders may exercise their warrants on any business day.

                                       Warrant holders may exercise their warrants only if (1) the issuance of the warrant shares is covered by an effective
                                       registration statement under the Securities Act or (2) the exercise of the warrants is exempt from the registration
                                       requirements under the Securities Act, and the warrant
                                       shares are qualified for sale or exempt from qualification under state or local laws. We are not required in many
                                       instances to have a registration statement available.

EXERCISE PRICE.......................  $29.00 per share. Lehman Brothers may exchange any of the first tranche warrants for new first tranche warrants with an exercise price of $29.91 which would be eligible for
                                       resale under Section 144A of the Securities Act. The second tranche warrants and the third tranche warrants are eligible for resale under Rule 144A of the Securities Act and,
                                       therefore, they are not subject to an exchange or a change in exercise price.

RIGHTS AS STOCKHOLDERS...............  Holders of unexercised warrants will not have any of the rights which our stockholders possess.

WARRANT AGENT........................  United States Trust Company of New York.

REGISTRATION RIGHTS..................  We are registering the warrants and the shares that will be issued upon exercise of the warrants on a shelf registration statement as required under the amended and restated warrant agreement between us and the warrant agent.

                                       After September 30, 2001, holders of warrants and warrant
                                       shares also have the right to include their warrants and
                                       warrant shares in registration statements we file under the
                                       Securities Act for our account or for holders of our common equity securities, with some exceptions.

                                       Assuming we comply with our registration rights obligations with respect to a 'piggy-back' registration of warrants or warrant shares, all holders of the warrants and warrant
                                       shares will be required, at the request of the underwriters of a public offering of our common stock or securities
                                       convertible into our common stock, not to sell or dispose of any warrants and shares issued

                                       upon the exercise of the warrants for a period not to exceed
                                       30 days prior to, and 90 days after, the completion of that offering.

USE OF PROCEEDS......................  We will not receive any proceeds from the sale of the warrants or sales of common stock issued upon exercise of
                                       the warrants, although we will receive the proceeds of any exercise of the warrants. Assuming that all the warrants are exercised, the entire exercise price is paid in cash and
                                       Lehman Brothers does not exchange the first tranche warrants for warrants eligible for resale under Section 144A of the
                                       Securities Act, the total proceeds to us from the issuance of shares upon exercise of the warrants will be $60.9
                                       million.

NASDAQ NATIONAL MARKET SYMBOL........  SIRI

DIVIDED POLICY.......................  We have never declared or paid any cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future.

                                  RISK FACTORS

    Investing in our warrants and common stock involves risk, including the risks described in the documents incorporated by reference in this prospectus. You should carefully consider the risk factors before investing in our warrants or common stock. These risk factors are set forth in the documents incorporated by reference in this prospectus and, in particular, in our Annual Report on Form 10-K for the year ended December 31, 2000, and any filings made with the Securities and Exchange Commission after the date of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act.

                                USE OF PROCEEDS

    We will not receive any proceeds from the sale of the warrants or common stock by the holders thereof, although we will receive the proceeds of any exercise of the warrants. Assuming all the warrants are exercised at $29.00 per warrant share and the entire exercise price is paid in cash, the total proceeds to us from the issuance of the warrant shares will be $60.9 million. The selling holders of the warrants will receive all the proceeds from the sale of the warrants.

                          PRICE RANGE OF COMMON STOCK

    Our common stock began trading on the Nasdaq Small Cap Market on September 13, 1994. From October 24, 1997 to January 11, 2000, our common stock was traded on the Nasdaq National Market under the symbol 'CDRD.' On
January 12, 2000, our common stock began trading on the Nasdaq National Market under the symbol 'SIRI.'

    The following table sets forth the high and low sales prices for our common stock, as reported by the Nasdaq National Market, for the periods indicated.

1999:
    First Quarter........................................     $38 5/8          $20 1/2
    Second Quarter.......................................      32               19 1/2
    Third Quarter........................................      38 1/2           23 1/4
    Fourth Quarter.......................................      48 1/2           23 1/8

2000:
    First Quarter........................................      69 7/16          37
    Second Quarter.......................................      55 5/8           30
    Third Quarter........................................      60               33 7/8
    Fourth Quarter.......................................      57 7/16          20 1/2

2001:
    First Quarter........................................      35 1/2           11 9/16
    Second Quarter.......................................      19.15            6.125
    Third Quarter (through July 19, 2001)................      11.50            7.20

    On July 19, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $7.39 per share. On June 30, 2001, there were approximately 374 holders of record of our common stock.

                                DIVIDEND POLICY

    We have never declared or paid cash dividends on our capital stock. We intend to retain any future earnings for use in our business and do not anticipate paying any cash dividends in the foreseeable future. The indentures governing our senior secured notes, our senior secured discount notes and our convertible subordinated notes and our term loan agreement contain provisions that limit our ability to pay dividends on our preferred stock and our common stock. The certificates of designation for our preferred stock contain provisions that also limit our ability to pay dividends on our common stock.

                          DESCRIPTION OF THE WARRANTS

GENERAL

    We issued the warrants under an amended and restated warrant agreement, dated as of December 27, 2000, between us, as issuer, and United States Trust Company of New York, as warrant agent.

    The following is a summary of the material provisions of this warrant agreement. Because it is a summary, it is not necessarily complete and is subject to, and qualified in its entirety by reference to, all the provisions of the warrants and the warrant agreement, including the definitions of terms contained in the agreement.

    The warrant agreement is available upon request from us or the warrant agent. For definitions of specific terms used in this summary, see ' -- Certain Definitions -- ' below.

    One warrant will entitle its registered holder to purchase from us one share of our common stock at an exercise price of $29.00 per share of common stock issuable upon exercise of the warrants. The expiration dates are as follows:

                                                                          EXPIRATION DATE
                                                         NUMBER              5:00 P.M.
                     TRANCHE                        OF SHAREHOLDERS    NEW YORK CITY TIME ON
                     -------                        ---------------    ---------------------
1st tranche warrants..............................       525,000         December 27, 2010
2nd tranche warrants..............................     1,050,000           March 7, 2011
3rd tranche warrants..............................       525,000           April 4, 2011

Both the exercise price and the number of securities issuable upon exercise of the warrants are subject to adjustments as provided in the warrant agreement.

    Lehman Brothers, one of the initial holders of the first tranche warrants, may exchange any of the first tranche warrants for new first tranche warrants with an exercise price of $29.91 which would be eligible for resale under
Section 144A of the Securities Act. The second tranche warrants and the third tranche warrants are eligible for resale under Rule 144A of the Securities Act and, therefore, they are not subject to an exchange or a change in exercise price.

    The terms of each of the three tranches of warrants are otherwise the same and this description of the warrants applies to all three tranches. Holders may exercise warrants on any business day before the expiration date for each tranche of warrants. Any warrant not exercised before 5:00 P.M., New York City time, on the expiration date for the applicable tranche of warrants will become void, and all rights of the holder will cease.

EXERCISE

    Holders may exercise warrants by:

     surrendering the warrant certificate evidencing their warrants after duly completing and executing the form of election to purchase shares of common stock shown on the reverse side of the warrant certificate; and

     paying the exercise price for the warrants in full at the office or agency designated for that purpose, which initially is the corporate trust office or agency of the warrant agent in New York, New York.

    A holder may exercise a warrant only in whole. The exercise price may be paid in full, at the option of the holder, either:

     in cash or by certified or official bank check or by wire transfer of funds to an account we have designated for such purpose;

     by a cashless exercise (as defined below); or

     by any combination of the above.

To effect a 'cashless exercise,' the holder is entitled to exercise a warrant or warrants without payment of the exercise price in cash by surrendering (which surrender will be evidenced by cancellation of the number of warrants represented by any warrant certificate presented in connection with a cashless exercise) the warrant or warrants (represented by one or more warrant certificates), and, in exchange for them, receiving the number of shares of common stock obtained by multiplying:

        (1) the number of shares of common stock for which the warrant or warrants are exercisable with payment in cash of the exercise price as of the date of exercise, and

        (2) the cashless exercise ratio (as defined below).

The 'cashless exercise ratio' is a fraction, the numerator of which is the excess of the current market value per share of common stock on the date of exercise over the exercise price per share as of the date of exercise and the denominator of which is the current market value per share of common stock on the date of exercise.

    If a holder surrenders a warrant certificate representing more than one warrant in connection with the holder's option to elect a cashless exercise, the number of shares of common stock deliverable upon a cashless exercise will be equal to the cashless exercise ratio multiplied by the product of (1) the number of warrants that the holder specifies is to be exercised as part of the cashless exercise and (2) the number of shares of common stock for which each warrant is exercisable (without giving effect to the cashless exercise).

    All provisions of the warrant agreement will be applicable with respect to the surrender of a warrant certificate as part of a cashless exercise in connection with the exercise of less than the full number of warrants represented by the certificate. We will make no payment or adjustment on account of any dividends on our common stock which may be issued upon exercise of a warrant.

    Holders of warrant certificates may surrender them for exercise or exchange, and register the transfer of warrant certificates, at our office or agency maintained for this purpose, which initially is the corporate trust office of the warrant agent in New York, New York. We issued the warrant certificates initially in certificated form and in registered form as definitive warrant certificates. We will impose no service charge for any exercise, exchange or registration of transfer of warrant certificates, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer.

    We are not required to issue fractional shares of common stock upon exercise of warrants. We will pay a cash adjustment instead of fractional shares, except in limited circumstances.

NO RIGHTS AS STOCKHOLDERS

    Except as expressly described in the warrant agreement, the holders of unexercised warrants are not entitled, in this capacity, to receive dividends or other distributions, receive notice of any meeting of stockholders, consent to any action of stockholders or receive notice of any other stockholder proceedings, or to any other rights exercised by our stockholders.

DISTRIBUTION RIGHTS; ADJUSTMENT TO EXERCISE RATE; MERGER OR CONSOLIDATION

    The number of warrant shares issuable upon exercise of a warrant (the 'exercise rate') will be adjusted from time to time when specific events occur, including:

     some dividends or distributions on shares of our common stock payable in shares of common stock or some of our other capital stock;

     subdivisions, combinations or some reclassifications of shares of our common stock;

     the distribution to all holders of our common stock of any of our assets (including cash), debt securities, preferred stock or any rights or warrants to purchase any of these securities, other than ordinary cash dividends at a rate not exceeding the rate specified in the warrant agreement;

     our issuance of shares of our common stock or of securities convertible into or exchangeable or exercisable for shares of common stock at a price below the lesser of the then current market value and the closing price per share of common stock as of the date we agree in writing to issue such shares, other than issuances:

     (1) upon the exercise of the warrants,

     (2) upon the exercise, conversion or exchange of any right, option, warrant or security, the issuance of which has previously required an adjustment as provided in the warrant agreement,

     (3) upon the exercise, conversion or exchange of any right, option, warranty or security outstanding on December 27, 2000 (to the extent as provided under the terms of those securities as in effect on that date).

Notwithstanding the above, no adjustment in the exercise rate will be required upon the issuance, conversion, exchange or exercise of options to acquire shares of common stock by our officers, directors or employees; provided that the aggregate number of shares of common stock issued or issuable under those options shall not exceed 4% of our common stock on a fully diluted basis on December 27, 2000.

    If, in a single transaction or through a series of related transactions, we consolidate with or merge with or into any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties and assets to another person or group of affiliated persons or are a party to a merger or binding share exchange which reclassifies or changes our outstanding common stock (a 'fundamental transaction'), then, as a condition to consummating any of these transactions, the person formed by or surviving the consolidation or merger (if other than us) or the person to whom the transfer has been made (the 'surviving person') will enter into a supplemental warrant agreement. The supplemental warrant agreement will provide:

     that the holder of a warrant then outstanding is entitled to exercise it for the kind and amount of securities, cash or other assets which the holder could have received immediately after the fundamental transaction if the holder had exercised the warrant immediately before the effective date of the transaction (regardless of whether the warrants are then exercisable and without giving effect to the cashless exercise option), assuming (to the extent applicable) that the holder:

     (1) was not a constituent person or an affiliate of a constituent person to the transaction;

     (2) made no election with respect to the transaction; and

     (3) was treated alike with the plurality of non-electing holders; and

     that the surviving person will succeed to and be substituted for all of our rights and obligations under the warrant agreement and the warrants.

Notwithstanding the above, if we enter into a fundamental transaction with another person (other than one of our subsidiaries) and consideration is payable to holders of the shares of capital stock (or other securities or property) issuable or deliverable upon exercise of the warrants that are exercisable in exchange for their shares in connection with the fundamental transaction which consists solely of cash, then the holders of warrants shall be entitled to receive distributions on the date of the event on an equal basis with holders of those shares (or other securities issuable upon exercise of the warrants) as if the warrants had been exercised immediately before the event, less the exercise price for the warrants. Upon receipt of this payment, if any, the rights of a holder of a warrant shall terminate and cease and the holder's warrants shall expire.

    In the event of a taxable distribution to holders of our common stock which results in an adjustment to the number of shares of common stock or other consideration for which a warrant may be exercised, the holders of the warrants may, in some circumstances, be deemed under applicable law to have received a distribution subject to United States federal income tax as a dividend. See 'U.S. Federal Income Tax Considerations.'

AMENDMENT OR MODIFICATION OF WARRANTS TO WARRANT AGREEMENT

    We may amend and modify some of the provisions of the warrant agreement without the prior approval of the holders. In addition, we and the warrant agent may amend and modify most provisions of the warrant agreement with the consent of the holders of the warrants representing a majority in number of warrants then outstanding.

CERTAIN COVENANTS

    We will file the reports that we are required to file under the Exchange Act and the rules, regulations and policies adopted by the Securities and Exchange Commission under this statute in a timely manner in accordance with the requirements of the Securities Act and the Exchange Act and, if at any time we are not required to file those reports, we will, upon the request of any holder or beneficial owner of warrants, make available the information necessary to permit sales in accordance with Rule 144A under the Securities Act.

    We will also comply with all applicable laws, including the Securities Act and any applicable state securities laws, in connection with the offer and sale of common stock (and other securities and property deliverable) upon exercise of the warrants.

REGISTRATION RIGHTS

WARRANTS

    Under the warrant agreement, we agreed to file and use our reasonable best efforts to cause to be declared effective no later than September 30, 2001, a shelf registration statement regarding the warrants and the warrant shares.

    This prospectus is a part of the shelf registration statement that we filed in satisfaction of this obligation.

    We may suspend the availability of the shelf registration statement for up to three periods of up to 30 consecutive days (except for the 45 consecutive-day period immediately prior to the applicable expiration date) but no more than an aggregate of 60 days during any 365-day period, if any event occurs as a result of which it is necessary, in the good faith determination of our board of directors, to amend the warrant shelf registration statement or amend or supplement any related prospectus or prospectus supplement, so that each of these documents does not include any untrue statement of fact or omit to state a material fact necessary to make the statements in these documents not misleading in light of the circumstances under which they were made.

PIGGY-BACK REGISTRATION

    Holders of warrants and warrant shares also have the right to include their warrants or warrant shares in any registration statement under the Securities Act that we file for our own account or for the account of any of our security holders covering the sale of our common equity securities (other than (a) a registration statement on Form S-4 or S-8 or (b) a registration statement filed in connection with an offer of securities solely to existing security holders for sale on the same terms and conditions as our securities or the other selling security holders included in the registration statement.

CERTAIN DEFINITIONS

    We have used the following definitions in this prospectus:

    'current market value' per share of our common stock or any other security at any date means:

    (1) if the security is not registered under the Exchange Act,

        (a) the value of the security, determined in good faith by our board of directors and certified in a board resolution, based on the most recently completed arms-length

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

            transaction between us and a person other than one of our affiliates and the closing of which occurs on that date or shall have occurred within the six-month period preceding that date, or

        (b) if no transaction of the type described above shall have occurred on that date or within the six-month period, the fair market value of the security as determined by a nationally or regionally recognized independent financial expert (provided that, in the case of the calculation of current market value for determining the cash value of fractional shares, any determination within six months that is, in the good faith judgment of our board of directors, a reasonable determination of value, may be utilized) or

    (2) if the security is registered under the Exchange Act,

        (a) the average of the daily closing sales prices of the securities for the 20 consecutive trading days immediately preceding that date, or

        (b) if the securities have been registered under the Exchange Act for less than 20 consecutive trading days before that date, then the average of the daily closing sales prices for all of the trading days before that date for which closing sales prices are available, in the case of each of (2)(a) and (2)(b), as certified to the warrant agent by our President, any Vice President or our Chief Financial Officer. The closing sales price for each of those trading days shall be:

     in the case of a security listed or admitted to trading on any United States national securities exchange or quotation system, the closing sales price, regular way, on that day or, if no sale takes place on that day, the average of the closing bid and asked prices on that day, in the case of a security not then listed or admitted to trading on any United States national securities exchange or quotation system, the last reported sale price on that day or, if no sale takes place on that day, the average of the closing bid and asked prices on that day, as reported by a reputable quotation source that we designate, in the case of a security not then listed or admitted to trading on any United States national securities exchange or quotation system and as to which no reported sale price or bid and asked prices are available, the average of the reported high bid and low asked prices on that day, as reported by a reputable quotation service, or a newspaper of general circulation in the Borough of Manhattan, City and State of New York, customarily published on each business day that we designate, or, if there shall be no bid and asked prices on that day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than 30 days before the date in question) for which prices have been so reported, and if there are no bid and asked prices reported during the 30 days before the date in question, the current market value shall be determined as if the securities were not registered under the Exchange Act; and

    'person' means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision of a government.

                         BOOK ENTRY; DELIVERY AND FORM

    We issued the certificates representing the warrants in fully registered form. The first tranche warrants were delivered in certificated form only (the 'certificated warrants').

    We and Lehman Brothers agreed that the second tranche warrants and third tranche warrants were eligible for resale to 'qualified institutional buyers' ('QIBs') in reliance on Rule 144A. The second tranche warrants and the third tranche warrants are represented by permanent global warrants (the 'global warrants') in definitive, fully registered form which were registered in the name of a nominee of The Depository Trust Company (the 'depository') and were deposited with the warrant agent as custodian for the depository for credit to Lehman Brothers (or to any other accounts as it may have directed) at the depository.

GLOBAL WARRANTS

    Upon issuance of a global warrant, the depository credits, on its internal system, the respective amounts of the individual beneficial interests in the global warrant to persons who have participant accounts with the depository ('participants'). Ownership of beneficial interests in a global warrant will be shown on, and the transfer of these beneficial interests will be effected only through, records maintained by the depository or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Investors may hold their interests in a global warrant directly through the depository if they are participants, or indirectly through organizations which are participants.

    So long as the depository, or its nominee, is the registered owner or holder of a global warrant, the depository or the nominee, as the case may be, will be considered the sole owner and holder of the warrants represented by the global warrant for all purposes under the warrant agreement and the warrants. No beneficial owner of an interest in a global warrant will be able to transfer its interest except in accordance with the depository's procedures, in addition to those provided for under the warrant agreement.

    We will make payments and distributions in respect of the global warrants to the depository or its nominee, as the case may be. We and the warrant agent have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global warrants or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

    We expect that the depository or its nominee, upon receipt of any payment of any dividends or other distributions in respect of a global warrant, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the global warrant or the number of warrants represented by the global warrant, as the case may be, as shown on the records of the depository or its nominee.

    We also expect that payments by participants to owners of beneficial interests in the global warrant held through those participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for the customers. Those payments will be the responsibility of the participants.

    Transfers between participants in the depository will be effected in the ordinary way through the depository's same-day funds system in accordance with the depository's rules and will be settled in immediately available funds. If a holder requires physical delivery of a certificated warrant for any reason, including to sell warrants to persons in states which require physical delivery of the warrants or to pledge the warrants, the holder must transfer its interest in the global warrant in accordance with the normal procedures of the depository and with the procedures set forth in the warrant agreement.

    The depository has advised us as follows: The depository is a limited purpose trust company organized under the laws of the State of New York, a 'banking organization' within the meaning of New York Banking Law, a member of the Federal Reserve System, a 'clearing corporation' within the meaning of the Uniform Commercial Code and a 'clearing agency' registered pursuant to the provisions of Section 17A of the Exchange Act. The depository was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the depository system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    Although the depository and its participants have agreed to the foregoing procedures in order to facilitate transfers of interests in the global warrants among participants, they are under no obligation to perform these procedures, and these procedures may be discontinued at any time. We and the warrant agent will have no responsibility for the performance by the depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED WARRANTS

    The first tranche warrants were not eligible for resale under Rule 144A and accordingly were issued as certificated warrants under the warrant agreement. Lehman Brothers may exchange these certificated first tranche warrants for first tranche warrants with a higher exercise price equal to $29.91 per share, which new warrants would be eligible for resale in reliance on Rule 144A of the Securities Act. If Lehman Brothers exercises this right, these first tranche warrants issued as certificated warrants could be exchanged for global warrants.

    Owners of beneficial interests in the global warrants will be entitled to receive certificated warrants if the depository is at any time unwilling or unable to continue as, or ceases to be, a 'clearing agency' registered under
Section 17A of the Exchange Act, and we fail to appoint a successor to the depository registered as a 'clearing agency' under Section 17A of the Exchange Act within 90 days.

    Any certificated warrants issued in exchange for beneficial interests in the global warrants will be registered in the name or names that the depository shall instruct the warrant agent. It is expected that these instructions will be based upon directions received by the depository from participants with respect to ownership of beneficial interests in the global warrants.

REPLACEMENT, EXCHANGE AND TRANSFERS

    If any warrant at any time is mutilated, defaced, destroyed, stolen or lost, the warrant may be replaced at the cost of the applicant (including our legal fees and those of the warrant agent) at the office of the warrant agent, upon provision of evidence satisfactory to the warrant agent that the warrant was destroyed, stolen or lost, together with any indemnity that we and the warrant agent may require. Mutilated or defaced warrants must be surrendered before replacements will be issued.

    Any beneficial interest in one of the global warrants that is transferred to a person who takes delivery in the form of an interest in another global warrant will, upon transfer, cease to be an interest in the first global warrant and, accordingly, will after that time be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in the other global warrant for as long as it remains an interest in that global warrant.

    Certificated warrants may be exchanged or transferred in whole or in part by surrendering the certificated warrants at the office of the warrant agent with a written instrument of transfer as provided in the warrant agreement. In addition, if the certificated warrants being exchanged or transferred contain a restrictive legend, additional certifications to the effect that the exchange or transfer is in compliance with the restrictions contained in the legend may be required.

                     U.S. FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion summarizes the certain United States federal income tax consequences that may be relevant to holders of the warrants who are United States Persons that hold their warrants as capital assets. The discussion is intended only as a summary and does not purport to be a complete analysis or listing of all potential tax considerations that may be relevant to holders of warrants. The discussion does not include special rules that may apply to some holders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers whose functional currency is not the United States dollar, persons holding the warrants as part of a 'straddle,' 'hedge,' 'constructive sale' or 'conversion transaction' and investors who are not United States Persons) and does not address the tax consequences of the law of any state, locality or foreign jurisdiction. The discussion is based upon currently existing provisions of the Internal Revenue Code of 1986, existing and proposed Treasury regulations under the Internal Revenue Code and current administrative rulings and court decisions. Everything listed in the previous sentence may change and any change could affect the continuing validity of this discussion.

    As used in this prospectus, 'United States Person' means a beneficial owner of the warrants who or that (1) is a citizen or resident of the United States,
(2) is a corporation, partnership or other entity created or organized in or under the laws of the United States or political subdivision of the United States, (3) is an estate, the income of which is subject to U.S. federal income taxation regardless of its source, (4) is a trust if (A) a U.S. court is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. fiduciaries have authority to control all substantial decisions of the trust or (5) is otherwise subject to U.S. federal income tax on a net income basis in respect of the warrants.

    THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY. THE TAX TREATMENT MAY VARY DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF PURCHASING, HOLDING AND DISPOSING OF THE WARRANTS, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

THE WARRANTS

    A holder's initial tax basis in a warrant will be equal to the holder's purchase price for the warrant. A holder generally will not recognize gain or loss upon a warrant's exercise for cash (except to the extent cash is received instead of fractional shares). Furthermore, a holder's tax basis in the common stock received upon the exercise of a warrant will equal the exercise price of the warrants plus the holder's tax basis in the warrant before its exercise. The holding period of common stock received upon a warrant's exercise will begin with and include the day the warrant was exercised.

    If a warrant is not exercised and is allowed to expire, the holder of the warrant will recognize a loss equal to the holder's tax basis in the warrant. The loss will be a capital loss and will be long-term or short-term depending on the holder's holding period for the warrant.

    Although there is no authority directly on point, we believe that a holder of warrants that acquires shares of our common stock through a cashless exercise of warrants should not recognize gain or loss except with respect to cash, if any, received in lieu of fractional shares. The Internal Revenue Service may argue, however, that the surrender of warrants in payment of the exercise price results in a taxable disposition in which the holder would recognize gain or loss. If the cashless exercise is not treated as a taxable event, the U.S. holder's holding period in the shares of our common stock received would include the holding period of the warrants exercised (provided the warrants were held as capital assets). If a cashless exercise is treated as a taxable transaction for U.S. federal income tax purposes, a holder's holding period in the shares of our common stock received will commence on the day after the cashless exercise. Holders are urged to consult their own tax advisors regarding the treatment of a cashless exercise of a warrant for U.S. federal income tax purposes.

    Holders of warrants will recognize capital gain or loss on the sale or taxable exchange of the warrants in an amount equal to the difference between the amount of cash or property received and the holder's tax basis in the warrants. The capital gain or loss will be long-term capital gain or loss if the holder has held the warrants for longer than one year. Net capital gains of individuals are subject to tax at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

    The number of shares of common stock receivable upon the exercise of a warrant is subject to adjustment under some circumstances. Under Section 305 of the Internal Revenue Code and the

Treasury Regulations under the Internal Revenue Code, holders of the warrants will be treated as having received a constructive distribution, resulting in ordinary income (subject to a possible dividends-received deduction in the case of corporate stockholders) to the extent of our current and/or accumulated earnings and profits, if, and to the extent that, specific adjustments in the number of shares of our common stock receivable upon the exercise of a warrant that may occur increase the proportionate interest of a holder of a warrant in our fully diluted common stock, whether or not the holders ever exercises the warrant. Generally, a holder's tax basis in a warrant will be increased by the amount of any constructive dividend.

BACKUP WITHHOLDING

    Under some circumstances, the failure of a holder of warrants to provide sufficient information to establish that the holder is exempt from the backup withholding provisions of the Internal Revenue Code will subject the holder to backup withholding at a rate of 31 percent on the proceeds from a disposition of the warrants. In general, backup withholding applies if a noncorporate holder fails to furnish a correct taxpayer identification number, fails to report dividend and interest income in full, or fails to certify that the holder has provided a correct taxpayer identification number and that the holder is not subject to withholding. An individual's taxpayer identification number is the individual's Social Security number. Any amount withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against the holder's U.S. federal income tax liability and may entitle the holder to a refund, provided the required information is furnished to the Internal Revenue Service.

    The above summary does not discuss all aspects of federal income taxation that may be relevant to a particular holder of warrants in light of his or her particular circumstances and income tax situation. Each holder of warrants should consult his or her tax advisor as to the specific tax consequences to the holder of the ownership and disposition of the warrants including the application and effect of state, local, foreign and other tax laws, or subsequent revisions of these tax laws.

                            SELLING SECURITY HOLDERS

    We originally issued the warrants in a private placement to Lehman Brothers on December 27, 2000.

    We will supplement this prospectus with the names and beneficial ownership positions of any persons who use this prospectus to offer warrants or warrant shares before those security holders use this prospectus in connection with an offering of the warrants or warrant shares. We will also supplement this prospectus to disclose whether any selling security holder has held a position or office with, been employed by or otherwise has had a sustained relationship with us or any of our affiliates during the three years before the date of the prospectus supplement.

                              PLAN OF DISTRIBUTION

    We have registered the warrants and the warrant shares for offer and sale by the selling warrant holders so that the warrants will be freely tradable. The warrants and the warrant shares may be sold from time to time to purchasers directly by the selling security holders. Alternatively, the selling security holders may offer the warrants or warrant shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling security holders or the purchasers of the warrants or warrant shares. The selling security holders and any underwriters, broker-dealers or agents that participate in the distribution of the warrants or warrant shares may be deemed to be 'underwriters' within the meaning of the Securities Act and any profit on the sale of warrants or warrant shares by them and any discounts, commissions, concessions or other compensation received by any of them may be deemed to be underwriting discounts or commissions under the Securities Act. To the extent the selling security holders may be deemed to be underwriters, they may be subject to statutory liabilities, including Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

    The selling security holders may offer and sell, from time to time, some or all of the warrants or warrant shares covered by this prospectus in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the selling security holders or by agreement between the selling security holders and underwriters and dealers who may receive fees or commissions in connection with the offering of the warrants or warrant shares. The selling security holders may sell the warrants or warrant shares by a variety of methods, including the following (which may involve block transactions):

     purchases by a broker or dealer as principal and resale by the broker or dealer for its account using this prospectus,

     ordinary brokerage transactions and transactions in which the broker solicits purchasers,

     an exchange distribution in accordance with the rules of the exchange,

     transactions between sellers and purchasers without a broker-dealer, or through the writing of options.

    If required, at the time a particular offering of warrants or warrant shares is made, a prospectus supplement will be distributed which will show the aggregate amount of warrants or warrant shares being offered and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

    We do not intend to apply for listing of the warrants on any securities exchange or for authorization for quotation of the warrants on any quotation system. Our common stock is quoted on the Nasdaq National Market under the symbol 'SIRI.'

    To the best of our knowledge, there are currently no plans, arrangements or understandings between any selling security holders and any underwriter, broker, dealer or agent regarding the sale of the warrants or warrant shares by the selling warrant holders. We cannot assure you that any selling security holders will sell any or all of the warrants or warrant shares it offers with this prospectus or that the selling security holders will not transfer, devise or gift the warrants or warrant shares by other means not described in this prospectus.

    The selling security holders and any other person participating in the distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M which may limit the timing of purchases and sales of the warrants and warrant shares by the selling security holders and other persons. Furthermore, Regulation M, under the Exchange Act may restrict the ability of any person engaged in the distribution of the warrants and warrant shares to engage in market-making activities with respect to the particular warrants and warrant shares being distributed for a period of up to five business days before the commencement of the distribution. All of the foregoing may affect the marketability of the warrants and warrant shares and the ability of any person or entity to engage in market-making activities with respect to the warrants and warrant shares.

    In accordance with the warrant agreement, we have agreed to indemnify the selling security holders and the selling security holders have agreed to indemnify us against specific liabilities, including some liabilities under the Securities Act.

    We will pay substantially all of the expenses incidental to the registration, offering and sale of the warrants to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

    To comply with the securities laws of some jurisdictions, if applicable, the warrants and the warrant shares may be offered or sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in some jurisdictions the warrants and the warrant shares may not be offered or sold unless they have been registered or qualified for sale in those jurisdictions or an exemption from registration or qualification is available.

                                 LEGAL MATTERS

    Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, has passed upon specific legal matters with respect to the warrants.

                                    EXPERTS

    The financial statements and schedules incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                  WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices in Chicago, Illinois and New York, New York. You can request copies of those documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings with the Securities and Exchange Commission are also available to the public at the Securities and Exchange Commission's Internet site at http://www.sec.gov.

                           INCORPORATION BY REFERENCE

    The Securities and Exchange Commission allows us to 'incorporate by reference' in this prospectus other information we file with them, which means that we can disclose important information to you by referring you to those documents. This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. The information that we file later with the Securities and Exchange Commission will automatically update and supersede the information included in and incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until we terminate the offering to which this prospectus relates.

    1. Our Annual Report on Form 10-K for the year ended December 31, 2000.

    2. Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2001.

    3. Our Current Reports on Form 8-K dated February 1, 2001, February 23, 2001 and February 28, 2001.

    4. The description of our common stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act.

    We have filed each of these documents with the Securities and Exchange Commission and they are available from the Securities and Exchange Commission's Internet site and public reference rooms described under 'Where You Can Obtain Additional Information' in this prospectus. You may also request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

                              Patrick L. Donnelly
              Senior Vice President, General Counsel and Secretary
                          Sirius Satellite Radio Inc.
                    1221 Avenue of the Americas, 36th Floor
                            New York, New York 10020
                                 (212) 584-5100

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information.

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

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                             [SIRIUS SATELLITE LOGO]



            525,000 FIRST TRANCHE WARRANTS TO PURCHASE COMMON STOCK
           1,050,000 SECOND TRANCHE WARRANTS TO PURCHASE COMMON STOCK
            525,000 THIRD TRANCHE WARRANTS TO PURCHASE COMMON STOCK
                        2,100,000 SHARES OF COMMON STOCK



                               ------------------
                                   PROSPECTUS
                               ------------------



    No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of Sirius Satellite Radio Inc. since the date of this prospectus or that the information contained in this prospectus is correct as of any time subsequent to its date.

                                       , 2001


================================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Shown below are estimates of the approximate amount of the fees and expenses (other than underwriting commissions and discounts) we have incurred in connection with this offering.

Securities and Exchange Commission registration fee.........  $ 3,985
                                                              -------
Accounting fees and expenses................................   10,000
Legal fees and expenses.....................................   50,000
Miscellaneous expenses......................................   10,000
                                                              -------
    Total...................................................  $73,985
                                                              -------
                                                              -------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees and agents against certain liabilities they may incur in such capacities, including liabilities under the Securities Act, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. Our amended and restated certificate of incorporation and amended and restated by-laws require us to indemnify our officers and directors to the full extent permitted by Delaware law.

    Section 102 of the Delaware General Corporation Law authorizes a corporation to limit or eliminate its directors' liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for (i) breaches of the duty of loyalty, (ii) acts or omissions involving bad faith, intentional misconduct or knowing violations of the law, (iii) unlawful payments of dividends, stock purchases or redemptions, or (iv) transactions from which a director derives an improper personal benefit. Our amended and restated certificate of incorporation contains provisions limiting the liability of the directors to us and to our stockholders to the full extent permitted by Delaware law.

    Section 145 of the Delaware General Corporation Law authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him or her in any such capacity, or arising out of his or her status as such. Our amended and restated certificate of incorporation and amended and restated by-laws provide that we may, to the full extent permitted by law, purchase and maintain insurance on behalf of any director, officer, employee or agent of ours against any liability that may be asserted against him or her and we currently maintain such insurance. We have acquired $10 million of liability insurance covering our directors and officers for claims asserted against them or incurred by them in such capacity, including claims brought under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    The Exhibit Index beginning on page E-1 is incorporated by reference.

ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

        (a) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
            Section 13(a) or 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (c) That: (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us in accordance with Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered in the registration statement, and the offering of those securities at that time shall be deemed to be the initial bona fide offering of those securities.

        (d) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, who was duly authorized, in the City of New York, State of New York, on July 18, 2001.


                                               SIRIUS SATELLITE RADIO INC.


                                          By:     /s/ PATRICK L. DONNELLY
                                              ..................................
                                                     PATRICK L. DONNELLY
                                                   SENIOR VICE PRESIDENT,
                                                GENERAL COUNSEL AND SECRETARY

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Patrick L. Donnelly and Edward Weber, Jr. or either of them his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy, and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

    In accordance with the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                 TITLE                          DATE
                ---------                                 -----                          ----
           /s/ DAVID MARGOLESE              Chairman and Chief Executive Officer    July 18, 2001
 .........................................    (Principal Executive Officer)
             DAVID MARGOLESE

            /s/ JOHN J. SCELFO              Senior Vice President and Chief         July 18, 2001
 .........................................    Financial Officer
              JOHN J. SCELFO                  (Principal Financial Officer)

          /s/ EDWARD WEBER, JR.             Vice President and Controller           July 18, 2001
 .........................................    (Principal Accounting Officer)
            EDWARD WEBER, JR.

            /s/ LEON D. BLACK               Director                                July 18, 2001
 .........................................
              LEON D. BLACK

         /s/ LAWRENCE F. GILBERTI           Director                                July 18, 2001
 .........................................
           LAWRENCE F. GILBERTI

          /s/ PETER G. PETERSON             Director                                July 18, 2001
 .........................................
            PETER G. PETERSON

          /s/ JOSEPH V. VITTORIA            Director                                July 18, 2001
 .........................................
            JOSEPH V. VITTORIA

                                 EXHIBIT INDEX

EXHIBIT                         DESCRIPTION
-------                         -----------
    4.1 -- Form of certificate for shares of common stock (incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-1 (File No. 33-74782) (the 'S-1
           Registration Statement')).
    4.2 -- Form of certificate for shares of 10 1/2% Series C Convertible Preferred Stock
           (incorporated by reference to Exhibit 4.4 to the Company's Registration Statement on Form
           S-4 (File No. 333-34761)).
    4.3 -- Form of certificate for shares of 9.2% Series A Junior Cumulative Convertible Preferred
           Stock (incorporated by reference to Exhibit 4.10.1 to the Company's Annual Report on Form
           10-K for the year ended December 31, 1998 (the '1998 Form 10-K')).
    4.4 -- Form of certificate for shares of 9.2% Series B Junior Cumulative Convertible Preferred
           Stock (incorporated by reference to Exhibit 4.10.2 to the 1998 Form 10-K).
    4.5 -- Form of certificate for shares of 9.2% Series D Junior Cumulative Convertible Preferred
           Stock (incorporated by reference to Exhibit 4.5 to the Company's Annual Report on Form
           10-K for the year ended December 31, 1999 (the '1999 Form 10-K')).
  4.6.1 -- Rights Agreement, dated as of October 22, 1997 (the 'Rights Agreement'), between the
           Company and Continental Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on October 30, 1997 (the 'Form 8-A')).
  4.6.2 -- Form of Right Certificate (incorporated by reference to Exhibit B to Exhibit 1 to the
           Form 8-A).
  4.6.3 -- Amendment to the Rights Agreement dated as of October 13, 1998 (incorporated by reference to Exhibit 99.2 to the Company's Current Report on Form 8-K dated October 13,
           1998).
  4.6.4 -- Amendment to the Rights Agreement dated as of November 13, 1998 (incorporated by reference to Exhibit 99.7 to the Company's Current Report on Form 8-K dated November 17,
           1998).
  4.6.5 -- Amended and Restated Amendment to the Rights Agreement dated as of December 22, 1998
           (incorporated by reference to Exhibit 6 to the Amendment No. 1 to the Form 8-A filed on
           January 6, 1999).
  4.6.6 -- Amendment to the Rights Agreement dated as of June 11, 1999 (incorporated by reference to Exhibit 4.1.8 to the Company's Registration Statement on Form S-4 (File No. 333-82303)
           filed on July 2, 1999 (the '1999 Units Registration Statement')).
  4.6.7 -- Amendment to the Rights Agreement dated as of September 29, 1999 (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed on
           October 13, 1999).
  4.6.8 -- Amendment to the Rights Agreement, dated as of October 22, 1997, between the Company and
           Continental Stock Transfer & Trust Company, as rights agent dated as of December 23, 1999
           (incorporated by reference to Exhibit 99.4 to the Company's Current Report on Form 8-K
           filed on December 29, 1999).
  4.6.9 -- Amendment to the Rights Agreement, dated as of October 22, 1997, between the Company and
           Continental Stock Transfer & Trust Company, as rights agent dated as of January 28, 2000
           (incorporated by reference to Exhibit 4.6.9 to the Company's Annual Report on Form 10-K
           for the year ended December 31, 1999 (the '1999 Form 10-K').
 4.6.10 -- Amendment to the Rights Agreement dated as of October 22, 1997, between the Company,
           Continental Stock Transfer & Trust Company and the Bank of New York, as rights agent dated as of August 7, 2000 (incorporated by reference to Exhibit 4.6.10 to the Company's
           Quarterly Report on Form 10-Q for the quarter ended September 30, 2000).

EXHIBIT                         DESCRIPTION
-------                         -----------
    4.7 -- Indenture, dated as of November 26, 1997, between the
           Company and IBJ Schroder Bank & Trust Company, as trustee, relating to the Company's 15% Senior Secured Discount Note due 2007 (incorporated by reference to Exhibit 4.1 to the
           Company's Registration Statement on Form S-3 (File No.
           333-34769) (the '1997 Units Registration Statement')).
    4.8 -- Form of 15% Senior Secured Discount Note due 2007
           (incorporated by reference to Exhibit 4.2 to the 1997
           Units Registration Statement).
    4.9 -- Warrant Agreement, dated as of November 26, 1997, between the Company and IBJ Schroder Bank & Trust Company, as
           warrant agent (incorporated by reference to Exhibit 4.3 to the 1997 Units Registration Statement).
   4.10 -- Form of Warrant (incorporated by reference to
           Exhibit 4.4 to the 1997 Units Registration Statement).
   4.11 -- Form of Preferred Stock Warrant Agreement, dated as of
           April 9, 1997, between the Company and each warrantholder
           thereof (incorporated by reference to Exhibit 4.12 to the
           1997 Form 10-K).
   4.12 -- Form of Common Stock Purchase Warrant granted by the
           Company to Everest Capital Master Fund, L.P. and to The
           Ravich Revocable Trust of 1989 (incorporated by reference
           to Exhibit 4.11 to the 1997 Form 10-K).
   4.13 -- Indenture, dated as of May 15, 1999, between the Company and United States Trust Company of New York, as trustee,
           relating to the Company's 14 1/2% Senior Secured Notes due
           2009 (incorporated by reference to Exhibit 4.4.2 to the
           1999 Units Registration Statement).
   4.14 -- Form of 14 1/2% Senior Secured Note due 2009
           (incorporated by reference to Exhibit 4.4.2 to the 1999
           Units Registration Statement).
   4.15 -- Indenture, dated as of September 29, 1999, between the
           Company and United States Trust Company of Texas, N.A.,
           relating to the Company's 8 3/4% Convertible Subordinated
           Notes due 2009 (incorporated by reference to Exhibit 4.2
           to the Company's Current Report on Form 8-K filed on
           October 13, 1999).
   4.16 -- First Supplemental Indenture, dated as of September 29,
           1999, between the Company and United States Trust Company
           of Texas, N.A., relating to the Company's 8 3/4%
           Convertible Subordinated Notes due 2009 (incorporated by
           reference to Exhibit 4.1 to the Company's Current Report
           on Form 8-K filed on October 1, 1999).
   4.17 -- Form of 8 3/4% Convertible Subordinated Note due 2009
           (incorporated by reference to Article VII of Exhibit 4.01
           to the Company's Current Report on Form 8-K filed on
           October 11, 1999).
   4.18 -- Warrant Agreement, dated as of May 15, 1999, between the
           Company and United States Trust Company of New York, as
           warrant agent (incorporated by reference to Exhibit 4.4.4
           to the 1999 Units Registration Statement).
   4.19 -- Amended and Restated Pledge Agreement, dated as of
           May 15, 1999, among the Company, as pledgor, IBJ Whitehall
           Bank & Trust Company, as trustee, United States Trust
           Company of New York, as trustee, and IBJ Whitehall Bank &
           Trust Company, as collateral agent (incorporated by
           reference to Exhibit 4.4.5 to the 1999 Units Registration
           Statement).
   4.20 -- Collateral Pledge and Security Agreement, dated as of
           May 15, 1999, between the Company, as pledgor, and United
           States Trust Company of New York, as trustee (incorporated by reference to Exhibit 4.4.6 to the 1999 Units
           Registration Statement).
   4.21 -- Intercreditor Agreement, dated May 15, 1999, by and between IBJ Whitehall Bank & Trust Company, as trustee,
           and United States Trust Company of New York, as trustee
           (incorporated by reference to Exhibit 4.4.7 to the 1999
           Units Registration Statement).

EXHIBIT                         DESCRIPTION
-------                         -----------
   4.23 -- Term Loan Agreement, dated as of June 1, 2000, among the
           Company, Lehman Brothers Inc., as arranger and Lehman
           Commercial Paper Inc., as syndication and administrative
           agent (incorporated by reference to Exhibit 4.22 to the
           Company's Quarterly Report on Form 10-Q for the quarter
           ended June 30, 2000).
   4.24 -- Term Loan Agreement, dated as of February 23, 2001, among the Company and Lehman Brothers Inc. (incorporated by
           reference to Exhibit 1.01 to Company's Current Report on
           Form 8-K filed on February 28, 2001).
   4.25 -- Common Stock Purchase Warrant granted by the Company to
           Ford Motor Company, dated June 11, 1999 (incorporated by
           reference to Exhibit 4.4.2 to the 1999 Units Registration
           Statement).
   4.26 -- Common Stock Purchase Warrant granted by the Company to
           DaimlerChrysler Corporation, dated January 28, 2000
           (incorporated by reference to Exhibit 4.23 to the 1999
           Form 10-K).
   4.27 -- Amended and Restated Warrant Agreement, dated as of
           December 27, 2000, between the Company and United States
           Trust Company of New York, as warrant agent and escrow
           agent (filed herewith).
    5.1 -- Opinion of Paul, Weiss, Rifkind, Wharton & Garrison
           regarding legality (filed herewith).
   23.1 -- Consent of Arthur Andersen LLP (filed herewith).
   23.2 -- Consents of Paul, Weiss, Rifkind, Wharton & Garrison
           (included in Exhibit 5.1).
   24.1 -- Power of Attorney (included on signature page).